Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports First Quarter 2014 Results:

•	20% Year-Over-Year Revenue Growth from Continuing Operations;

•	58% Year-Over-Year Increase in Operating Profits from Continuing Operations;

•	54% Year-Over-Year Increase in Diluted Earnings Per Share from Continuing Operations;

•	3% Sequential Increase in Consultants on Billing.

PITTSBURGH, PA – April 23, 2014 – Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today its financial results for the first quarter ended March 31, 2014.

First Quarter Results:

Revenues from continuing operations for the first quarter of 2014 totaled $28.7 million, which represented a 20% increase over the corresponding quarter last year. Gross profit from continuing operations in the first quarter of 2014 was $5.2 million compared to $4.4 million in the first quarter of 2013. Consolidated net income from continuing operations for the first quarter 2014 totaled $869,000 or $0.20 per diluted share, compared to $544,000 or $0.13 per diluted share, during the same period last year.

Demand for our IT staffing services was solid in the first quarter and largely in-line with activity levels of a quarter ago. Gross margins from continuing operations in the first quarter of 2014 were 18.2%, which equaled those reported a year earlier. Historically, gross margins in the first quarter are negatively impacted by higher payroll taxes and bench costs.

Kevin Horner, Mastech’s Chief Executive Officer stated, “We are pleased to deliver strong year- over-year financial results in our traditionally challenging first quarter, as we were able to increase our billable consultant-base by approximately 3%. Operationally, we continue to strive for productivity gains in both our sales and recruitment organizations.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “Our financial position at March 31, 2014 remains strong, with short-term borrowings, net of cash balances on hand, of $1.1 million and over $15 million of available borrowing capacity under our existing credit facility. During the quarter we invested $2.6 million in operating working capital. This level of investment was in part due to an up-tick in our Days Sales Outstanding measurement during the quarter related to billing process changes at a major client. We are confident that DSO’s will revert back to more normal levels in the second quarter of 2014.”

In conjunction with its first quarter earnings release, Mastech will host a conference call at 9:00 A. M. ET on April 23, 2014 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through April 30, 2014.

About Mastech Holdings, Inc.:

Leveraging the power of 27 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2013.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31,	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$508	$424
Accounts receivable, net	17,884	15,011
Prepaid and other current assets	883	822
Deferred income taxes	199	143

Total current assets	19,474	16,400

Equipment, enterprise software and leasehold improvements, net	158	174

Deferred income taxes	184	248

Deferred financing costs, net	11	19

Non-current deposits	212	210

Total assets	$20,039	$17,051

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$1,632	$12
Accounts payable	1,886	2,026
Accrued payroll and related costs	5,699	5,202
Deferred revenue and other liabilities	334	351

Total current liabilities	9,551	7,591

Total liabilities	9,551	7,591

Shareholders’ equity:
Common stock, par value $0.01 per share	50	50
Additional paid-in capital	12,323	11,924
Retained earnings	1,470	601
Accumulated other comprehensive income	48	16
Treasury stock, at cost	(3,403)	(3,131)

Total shareholders’ equity	10,488	9,460

Total liabilities and shareholders’ equity	$20,039	$17,051

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended March 31,
	2014	2013

Revenues	$28,684	$24,000

Cost of revenues	23,459	19,629

Gross profit	5,225	4,371

Selling, general and administrative expenses	3,831	3,488

Income from operations	1,394	883

Other income/(expense), net	8	(13)

Income from continuing operations before income taxes	1,402	870

Income tax expense	533	326

Net income from continuing operations	869	544

Net income from discontinued operations	—	31

Net Income	$869	$575

Earnings per share:

Basic:

Continuing operations	$0.20	$0.13

Discontinued operations	—	0.01

Total	$0.20	$0.14

Diluted:

Continuing operations	$0.20	$0.13

Discontinued operations	—	0.01

Total	$0.20	$0.13

Weighted average common shares outstanding:

Basic	4,310	4,177

Diluted	4,440	4,282